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                                    O'MELVENY & MYERS LLP

CENTURY CITY                        400 South Hope Street               TYSONS CORNER
IRVINE SPECTRUM                     Los Angeles, California             WASHINGTON, D.C.
MENLO PARK                          90071-2899                          HONG KONG
NEWPORT BEACH                       Telephone (213) 430-6000            LONDON
NEW YORK                            Facsimile (213) 430-6407            SHANGHAI
SAN FRANCISCO                       Internet: www.omm.com               TOKYO

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May 10, 2002

The Investment Company of America
333 South Hope Street
Los Angeles, California  90071

Dear Ladies and Gentlemen:

 At your request we have examined your Registration Statement on Form N-1A and the related Post-Effective Amendment No. 108 filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of shares of your Alternative Common Stock, $0.001 par value per share, of the following Series:
R-1, R-2, R-3, R-4 and R-5 (collectively, the "SERIES R SHARES"). We are familiar with the proceedings you have taken in connection with the authorization, issuance and sale of the Series R Shares.

 Based upon our examination and upon our knowledge of your activities, it is our opinion that, provided that an appropriate amendment to your Certificate of Incorporation is duly effected before the issued and outstanding Series R Shares exceed the authorized number specified in the Certificate of Incorporation, the Series R Shares upon issuance and sale in the manner described in the Registration Statement will constitute validly issued, fully paid and nonassessable shares of your common stock.

 We consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O'MELVENY & MYERS LLP